Exhibit 4.1

EIGHTH AMENDMENT TO AMENDED AND RESTATED

CREDIT AND FUNDING AGREEMENT

by and among

OLIN CORPORATION

as Borrower

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION

as Administrative Agent

and

PNC CAPITAL MARKETS LLC

as Lead Arranger and Sole Bookrunner

Dated as of December 20, 2019

This EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND FUNDING AGREEMENT (this “Amendment”), dated as of December 20, 2019, to the Amended and Restated Credit and Funding Agreement dated as of December 9, 2010, as amended by the First Amendment thereto dated as of December 27, 2010, the Second Amendment thereto dated as of April 27, 2012, the Third Amendment thereto dated as of June 23, 2014, the Fourth Amendment thereto dated as of June 23, 2015, the Fifth Amendment thereto dated as of September 29, 2016, the Sixth Amendment thereto dated as of March 9, 2017 and the Seventh Amendment thereto dated as of July 16, 2019 (the “Credit and Funding Agreement”), among OLIN CORPORATION, a Virginia corporation (the “Borrower”), the Lenders and other parties party thereto from time to time and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS

A.          Pursuant to the Credit and Funding Agreement, the Lenders have extended credit to the Borrower, on the terms and subject to the conditions set forth therein.

B.          The Borrower has requested that the Credit and Funding Agreement be amended as set forth herein.

C.          The Lenders are willing to agree to such amendments on the terms and conditions set forth herein.

D.          The Lenders acknowledge U.S. Bank National Association is no longer a Lender.

Accordingly, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1.          Definitions.  Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given to them in Section 1.01 of the Credit and Funding Agreement.

1.2.          Rules of Interpretation.  Except as otherwise expressly provided herein, the rules of interpretation set forth in Section 1.02 of the Credit and Funding Agreement shall apply mutatis mutandis to this Amendment.

ARTICLE 2
AMENDMENTS

2.1.          Amended Definitions. Section 1.01 of the Credit and Funding Agreement is hereby amended by amending and restating the following definitions:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary or unusual items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and (except with respect to synergies included in Consolidated Cost Savings) to the extent deducted in calculating such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Advances), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) Consolidated Cost Savings; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (e) and clause (f) below shall not exceed (x) for any period ended on or prior to December 31, 2018, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (e) and clause (f) below); provided further that for any period ended after December 31, 2019, no such Consolidated Cost Savings pursuant to this clause (e) may be added back, (f) costs and expenses incurred in connection with the implementation of Initiatives; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (f) and clause (e) above shall not exceed (x) for any period ended on or prior to December 31, 2018, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (f) and clause (e) above); provided further that for any period ended after December 31, 2019, no such costs or expenses pursuant to this clause (f) may be added back, (g) all payments triggered in respect of the Borrower’s non-qualified deferred compensation and post-retirement benefit plans in connection with the Transactions during such period, (h) any other non-cash charges, (i) upon the Borrower or a Subsidiary assuming substantial control of the management and operation of the Lake City Army Ammunition Plant in Independence, Missouri (as determined by the Borrower in good faith) and only to the extent that the Borrower or a Subsidiary maintains such substantial control, Consolidated EBITDA shall be increased pursuant to this clause (i) by (w) for the Reference Period ending on September 30, 2020, $50,000,000, (x) for the Reference Period ending on December 31, 2020, $40,000,000, (y) for the Reference Period ending on March 31, 2021, $30,000,000 and (z) for the Reference Period ending on June 30, 2021, $20,000,000; provided that for any Reference Period ending after June 30, 2021, no amounts pursuant to this clause (i) may be included and (j) in order to give pro forma effect to the new direct supply contract entered into with Shintech Inc. to provide vinyl chloride monomer and only to the extent that such new direct supply contract is in effect, Consolidated EBITDA shall be increased pursuant to this clause (j) by (w) for the Reference Period ending on December 31, 2020, $75,000,000, (x) for the Reference Period ending on March 31, 2021, $56,250,000, (y) for the Reference Period ending on June 30, 2021, $37,500,000 and (z) for the Reference Period ending on September 30, 2021, $18,750,000; provided that for any Reference Period ending after September 30, 2021, no amounts pursuant to this clause (j) may be included, minus, (i) any cash payments made during such period in respect of items described in clause (h) above subsequent to the fiscal quarter in which the relevant non-cash charge was reflected as a charge in the statement of Consolidated Net Income and (ii) to the extent included in calculating such Consolidated Net Income for such period, any non-cash income (other than amounts accrued in the ordinary course of business under accrual-based revenue recognition procedures in accordance with GAAP).   For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as applicable, occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capitalized Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commission, discounts and other fees and charges accrued with respect to letters of credit and bankers’ acceptance financing allocable to such period in accordance with GAAP, but excluding any premium or the write off of unamortized debt issuance costs, in each case paid or recognized solely in connection with the early extinguishment of the outstanding 9.75% Senior Notes due 2023 issued by Blue Cube Spinco LLC and 10.00% Senior Notes due 2025 issued by Blue Cube Spinco LLC), minus (in the case of net benefits) or plus (in the case of net costs) the net benefits or net costs under all Hedging Agreements in respect of Indebtedness of the Borrower and its Subsidiaries to the extent such net benefits or net costs are allocable to such period in accordance with GAAP.

“Pricing Level” means, as of any date of determination, the “Pricing Level” set forth below as then applicable:

Consolidated Leverage Ratio	Pricing Level

Less than or equal to 1.00:1.00	I

Greater than 1.00:1.00 but less
than or equal to 1.50:1.00	II

Greater than 1.50:1.00 but less
than or equal to 2.50:1.00	III

Greater than 2.50:1.00 but less
than or equal to 3.00:1.00	IV

Greater than 3.00:1.00 but less	V
than or equal to 4.00:1:00

Greater than 4:00:1.00	VI

For purposes of this definition, the Pricing Level shall be determined (i) from the date hereof, until adjusted pursuant to clause (ii) below, by reference to the Consolidated Leverage Ratio calculated for the Reference Period that would have ended September 30, 2010 had this Agreement then been in effect and (ii) as at the end of each Reference Period ended after the date hereof based upon the calculation of the Consolidated Leverage Ratio for such Reference Period. The Designated Basis Points, which shall be used to calculate the Direct Purchase Rate, the Applicable Commitment Fee Rate shall be adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 6.01(i)(iv).

2.2.          Section 6.01(b) – Affirmative Covenants – Consolidated Leverage Ratio. Section 6.01(b) of the Credit and Funding Agreement is hereby amended and restated as follows:

“(b)  Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio as of the last day of each Reference Period (commencing with the Reference Period ending on September 30, 2019) of not more than the ratio set forth opposite such period:

Period	Consolidated Leverage Ratio
September 30, 2019 through and including December 31, 2019	4.00:1.00
March 31, 2020 through and including September 30, 2020	4.75:1.00
December 31, 2020 through and including June 30, 2021	4.50:1.00
September 30, 2021 through and including December 31, 2021	4.25:1.00
March 31, 2022 through and including June 30, 2022	4.00:1.00
September 30, 2022 and thereafter	3.75:1.00”

2.3.          Section 6.01(c) – Affirmative Covenants – Consolidated Interest Coverage Ratio. Section 6.01(c) of the Credit and Funding Agreement is hereby amended and restated as follows:

“(c)          Consolidated Interest Coverage Ratio.  Maintain a Consolidated Interest Coverage Ratio for each Reference Period of not less than the ratio set forth below opposite such period:

Period	Consolidated Interest Coverage Ratio
September 30, 2019 through and including December 31, 2019	3.50:1.00
March 31, 2020 through and including December 31, 2020	2.50:1.00
March 31, 2021 through and including June 30, 2021	3.00:1.00
September 30, 2021 and thereafter	3.50:1.00”

2.4.          Schedule 1 to the Credit and Funding Agreement is hereby amended and restated in its entirety with SCHEDULE 1 attached hereto.  The amendment to Schedule 1 shall be effective only upon either (1) the receipt from nationally recognized bond counsel acceptable to the Administrative Agent of one or more opinions with respect to all outstanding Bonds to the effect that amending Schedule 1 as set forth herein will have no adverse effect upon the exclusion from gross income for federal income tax purposes of the interest on the Bonds or (2) action by the AL Issuer, the MS Issuer and the TN Issuer to reissue or concurrently refund the applicable series of Bonds (i.e., the AL Bonds, the MS Bonds or the TN Bonds) by issuing a new series of bonds (any such new series, “Current Refunding Bonds”) in order to include in the calculation of the Direct Purchase Rate the Designated Basis Points for Pricing Level VI set forth in Schedule 1 for the new Current Refunding Bonds, which such Current Refunding Bonds will be deemed purchased by the Lenders upon such Current Refunding Bonds’ issuance in exchange for the refunded Bonds held by each Lender, and which must be accompanied by one or more opinions of nationally recognized bond counsel acceptable to the Administrative Agent to the effect that interest on each series of Current Refunding Bonds is excludable from gross income for federal income tax purposes, and each series of Current Refunding Bonds is duly authorized, executed and delivered by its respective Issuer, and as to such other matters reasonably requested by the Administrative Agent.

Provided that if either of the conditions described in (1) or (2) above is satisfied with respect to any series of Bonds, then the amendment to Schedule 1 shall be effective with respect to that separate series of Bonds or Current Refunding Bonds.

Provided further that in the event that Pricing Level VI is reached before the satisfaction of either of the conditions described in (1) and (2) above with respect to a series of Bonds or Current Refunding Bonds, and thereafter either of the conditions described in (1) and (2) above is satisfied with respect to such series, then the Designated Basis Points equal to 1.95% from Schedule 1 will apply retroactively to the calculation of the Direct Purchase Rate in respect of such series of Bonds or Current Refunding Bonds, effective from the first date Pricing Level VI applies.

ARTICLE 3
MISCELLANEOUS

3.1.          Effectiveness.  Except as provided in Section 2.4 above, this Amendment is effective as of the date hereof upon its execution and delivery by the Borrower and Lenders constituting the Majority Lenders. The Administrative Agent shall promptly notify the Lenders of the occurrence of the effectiveness of this Amendment. On and after the date hereof, each reference in the Credit and Funding Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit and Funding Agreement and each reference in each of the other Loan Documents to “the Credit and Funding Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit and Funding Agreement shall mean and be a reference to the Credit and Funding Agreement as amended by this Amendment.

3.2.          Representations and Warranties.  The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that (a) after giving effect to this Amendment, the representations and warranties set forth in the Credit and Funding Agreement are correct in all material respects on and as of the date hereof as though made on and as of the date hereof and (b) no event has occurred and is continuing which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

3.3.          No Waiver.  Except as specifically amended or modified pursuant to the terms of this Amendment, the terms and conditions of the Credit and Funding Agreement and the other Loan Documents remain in full force and effect. Nothing herein shall limit in any way the rights and remedies of the Lenders or the Administrative Agent under the Credit and Funding Agreement (as amended and modified hereby) and the other Loan Documents.

3.4.          Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (i.e., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Amendment.

3.5.          Governing Law.  This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature page follows.]

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AND FUNDING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

OLIN CORPORATION		PNC BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent

/s/ Teresa M. Vermillion		/s/ Caleb A. Shapkoff
Name:	Teresa M. Vermillion	Name:	Caleb A. Shapkoff
Title:	Vice President and Treasurer	Title:	Vice President

WELLS FARGO BANK, N.A.		BANK OF AMERICA, N.A.

/s/ Nathan R. Rantala		/s/ Jason Payne
Name:	Nathan R. Rantala	Name:	Jason Payne
Title:	Managing Director	Title:	Vice President

THE NORTHERN TRUST COMPANY		TRUIST BANK (f/k/a Branch Banking and Trust Company)

/s/ Wicks Barkhausen		/s/ Trevor H. Williams
Name:	Wicks Barkhausen	Name:	Trevor H. Williams
Title:	Senior Vice President	Title:	Vice President

BOKF, N.A. d/b/a BANK OF OKLAHOMA

/s/ Timberly Harding
Name:	Timberly Harding
Title:	Senior Vice President

SCHEDULE 1

PRICING GRID
VARIABLE PRICING AND FEES BASED ON CONSOLIDATED LEVERAGE RATIO
(PRICING EXPRESSED IN BASIS POINTS)

Pricing Level	Applicable Commitment Fee Rate*	Designated Basis Points
I	N/A	.80%
II	N/A	.95%
III	N/A	1.15%
IV	N/A	1.35%
V	N/A	1.70%
VI	N/A	1.95%
*At the time of execution of the Third Amendment to Amended and Restated Credit and Funding Agreement, the Draw Down Period had expired and the Applicable Commitment Fee Rate was no longer applicable.

For purposes of determining the Designated Basis Points for computing the Direct Purchase Rate and the Applicable Commitment Fee Rate:

(a)          The Designated Basis Points and the Applicable Commitment Fee Rate shall be determined on the Closing Date based on the Consolidated Leverage Ratio computed on such date pursuant to a certificate to be delivered on the Closing Date.

(b)          The Designated Basis Points and the Applicable Commitment Fee Rate shall be recomputed as of the end of each Reference Period based on the Consolidated Leverage Ratio. Any increase or decrease in the Designated Basis Points and the Applicable Commitment Fee Rate Fee Rate computed as of such Reference Period shall be effective on the date on which the Certificate evidencing such computation is due to be delivered under Section 6.01(i)(iv).

(c)          If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Article V.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.